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Exhibit 21.01

LIST OF SUBSIDIARIES OF KMG AMERICA CORPORATION

        Currently, KMG America Corporation does not have any subsidiaries. Immediately after KMG America Corporation acquires Kanawha Insurance Company, KMG America Corporation will have the following subsidiaries:

  1.
  Kanawha Insurance Company, a South Carolina corporation and a wholly owned subsidiary of KMG America Corporation.

  2.
  Kanawha HealthCare Solutions, Inc., a Tennessee corporation and a wholly owned subsidiary of Kanawha Insurance Company.

  3.
  Kanawha Marketing Group, Inc., a South Carolina corporation and a wholly owned subsidiary of Kanawha HealthCare Solutions, Inc.

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LIST OF SUBSIDIARIES OF KMG AMERICA CORPORATION